Exhibit 99.1

Contact:	Patrick J. Sullivan, Chairman, President, & CEO
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com

Stephanie Carrington
Media: Greg Tiberend
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

Cytyc Announces Effectiveness of Registration Statement for

Resale of 2.25% Convertible Notes Due 2024

BOXBOROUGH, Mass., July 9, 2004 — Cytyc Corporation (“Cytyc”) [Nasdaq: CYTC] today announced that the Securities and Exchange Commission has declared effective its Registration Statement on Form S-3 relating to the resale of $250 million aggregate principal amount of its 2.25% Convertible Notes due 2024 (the “Notes”) and the shares of its common stock issuable upon conversion of the Notes. The Notes were originally issued in a private placement in March 2004. Cytyc will not receive any proceeds from the sale by any selling securityholder of the Notes or the shares of Cytyc common stock issuable upon conversion of the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Cytyc

Cytyc Corporation is a leading medical device company that designs, develops, manufactures, and markets innovative and clinically effective products primarily focused on women’s health. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, and treatment of excessive menstrual bleeding. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. Cytyc Surgical Products, a wholly owned subsidiary of Cytyc Corporation, manufactures and markets the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, and NovaSure are registered trademarks of Cytyc Corporation.